SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

March 8, 2016

Date of Report (Date of Earliest Event Reported)

CPSM, Inc.

 (Exact name of registrant as specified in its charter)

Nevada	333-208007	98-0557091
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2951 SE Waaler Street Stuart, FL	34997
(Address of principal executive offices)	(Zip Code)

(722) 236-8494

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On March 8, 2016, the Company entered into a non-exclusive license agreement with Pebble Technology, Inc. (“PTI”), an Arizona corporation.  PTI is the exclusive owner of the “PEBBLE TEC”, “PEBBLE SHEEN” and “PEBBLE FINA” trademarks, which are associated with aggregate rock, pigments, and cement used in the swimming pool industry.

The non-exclusive license agreement grants the Company the right to use the licensed trademarks within the St. Lucie, Indian River, Brevard, Okeechobee, and Martin counties in Florida.  This license will be in effect for a term of one year, and will automatically renew for successive one year periods unless either party gives notice of its intent not to renew the agreement at least 90 days prior to the end of the term.

The Company will pay PTI a $15,000 licensed deposit for technical assistance, training, and as a credit toward purchasing surface materials.

In the event of a material breach of the agreement that is not rectified within a period of 30 days after receiving written notice of the breach, the agreement will terminate without further action on the part of either party.  If the Company is the defaulting party, the Company will have the right to complete any job or contract which was in progress as of the date of the notice of breach, provided such job is completed within 90 days of the date of the notice.

Item 9.01 – Exhibits

Exhibit 10.1 – Non-exclusive applicator license agreement between Custom Pool Plastering, Inc. (a subsidiary of CPSM, Inc.) and Pebble Technology, Inc., signed March 8, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CPSM, Inc.

By:      /s/ Lawrence Calarco

Lawrence Calarco

Chief Executive Officer

Dated:  June 21, 2016

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